EXHIBIT 10 (i)

SUMMARY OF NONEMPLOYEE DIRECTOR COMPENSATION

On August 28, 2006, the Board of Directors (the “Board”) of The Boeing Company (the “Company”) approved an increase in the annual Board retainer fee for nonemployee directors by $15,000, from $60,000 to $75,000, effective January 1, 2007. The remaining components of nonemployee director compensation remain unchanged from the amounts described in the Company’s Proxy Statement for its 2006 Annual Meeting of Shareholders.

Nonemployee Director Compensation

(Effective as of January 1, 2007)

Annual Board Retainer Fee	$75,000
Additional Retainer Fee for Lead Director	$15,000
Annual Retainer Fee for Finance, Governance, Organization & Nominating and Special Programs Committee Chairs	$5,000
Annual Retainer Fee for Audit and Compensation Committee Chairs	$10,000
Annual Deferred Stock Unit Award	$130,000

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